Exhibit 99.1

N e w sR e l e a s e

ResCare● 10140 Linn Station Road ● Louisville, Kentucky 40223-3813 ● Phone: 502.394.2100 ●
www.rescare.com

CONTACT:	Nel Taylor Chief Communication Officer 502/394-2100

RESCARE ANNOUNCES RESULTS OF ANNUAL MEETING

LOUISVILLE, KY (June 22, 2005) – ResCare (NASDAQ/NM: RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, announced results of today’s 2005 annual meeting of shareholders.

            ResCare shareholders elected Olivia F. Kirtley, Robert E. Hallagan and Michael J. Foster as Class I directors and Dr. David Braddock as a Class III director and ratified the appointment of KPMG LLP as the Company’s independent auditor for the year ending December 31, 2005. In addition, shareholders approved the 2005 Omnibus Incentive Compensation Plan, which authorizes 1,000,000 shares, plus shares already available or which become available upon the forfeiture or termination of outstanding awards under pre-existing stock compensation plans, for issuance pursuant to awards to employees and directors granted under the 2005 plan.

     Ronald G. Geary, ResCare chairman, president and chief executive officer, said, “The combination of strong operating results and acquisition activity gives us a high comfort level for 2005. Since the beginning of the year, we have completed nine transactions in our Division for Persons with Disabilities and won two new contracts in our Training Services Division. We are very excited about the prospects for ResCare going forward.”

     ResCare, founded in 1974, offers services to some 34,000 people in 34 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

            The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.